 FORM 4                                                                                                 OMB APPROVAL
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION              ------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                          OMB Number: 3235-0287
    subject to Section 16. Form                                                                     Expires: January 31, 2005
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             Estimated average burden
    continue. See Instruction 1(b).                                                                 hours per response......0.5

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     | 6. Relationship of Reporting Person
   Person                              |                                                   |    to Issuer
                                       |                                                   |        (Check all applicable)
 Pisaris-Henderson   Craig     A.      |   FindWhat.com  (FWHT)                            |    X  Director       X  10% Owner
                                       |                                                   |   ---               ---
-------------------------------------------------------------------------------------------|    X  Officer (give     Other (specify
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |   --- title below)  ---        below)
c/o FindWhat.com                       |     Security Number     |     Month/Year          |            CEO and President
12751 Westlinks Drive                  |     of Reporting        |     April 2002          |----------------------------------------
---------------------------------------|     Person (Voluntary)  |-------------------------| 7. Individual or Joint/Group Filing
               (Street)                |                         |  5. If Amendment,       |      (Check Applicable Line)
                                       |                         |     Date of Original    |   X  Form filed by One Reporting Person
                                       |                         |     (Month/Year)        |  ---
                                       |                         |                         |      Form filed by More Than One
Ft. Myers         FL           33913   |                         |                         |  --- Reporting Person
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(City)          (State)          (Zip) |
                                       |
                                       |     TABLE I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |    4/2/02     |   G   |       | 195,212|  D   |  $2.90   |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |    4/23/02    | S(1)  |       |  40,000|  D   |  $5.25   |   1,500,000 |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v)                                           (Over)

                                                                   Potential persons who are to respond to the collection of
                                                                   information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)   | (D)  |         |        |        |
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                               |              |               |       |       |       |      |         |        | Common |
Stock option                   |   $4.00      |  4/17/02      |   A   |   V   |150,000|      | 4/17/03 |4/17/12 | stock  | 150,000
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
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-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
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-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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              |   150,000      |         D         |               |
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Explanation of Responses:

                                                                           /s/ Craig Pisaris-Henderson                  5/9/02
                                                                      ------------------------------------        -----------------
                                                                         **Signature of Reporting Person                Date
                                                                           Craig Pisaris-Henderson


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

